Exhibit 99.1

NEWS RELEASE

Contact: April Harper Director, Marketing & Communications Phone (610) 251-1000 aharper@triumphgroup.com	Thomas A. Quigley, III VP, Investor Relations, Mergers & Acquisition and Treasurer Phone (610) 251-1000 tquigley@triumphgroup.com

TRIUMPH ANNOUNCES SALE OF PRODUCT SUPPORT BUSINESS TO AAR

TRANSACTION EXPECTED TO MEANINGFULLY STRENGTHEN TRIUMPH’S BALANCE SHEET

AND FOCUS COMPANY ON ITS OEM AND IP-BASED AFTERMARKET BUSINESS

RADNOR, Pa. – December 21, 2023 – Triumph Group, Inc. (NYSE: TGI) (“TRIUMPH” or the “Company”) announced today that it has entered into a definitive agreement with AAR CORP. (NYSE: AIR) to sell its Product Support business. The transaction is valued at $725 million, representing a 14.5x trailing 12 months Adjusted EBITDAP multiple as of September 30, 2023. The primary intended use of proceeds from the transaction is debt reduction. The net after-tax proceeds are expected to be approximately $700 million, resulting in pro forma net leverage of approximately 4.0x net debt to Adjusted EBITDAP as of March 2024.

The Product Support business is an industry leader in the Maintenance, Repair and Overhaul (MRO) of structures and airframe and engine accessories, servicing both the commercial and military aftermarkets across five primary locations. The business generated revenues of approximately $268 million for the trailing 12 months ended September 30, 2023.

“We are pleased to enter into this transformative agreement which recognizes the strength of our MRO business and delivers immediate and substantial value to TRIUMPH and our stakeholders. This transaction creates a win-win-win arrangement between TRIUMPH, AAR, and our customers by enabling TRIUMPH to greatly accelerate our deleveraging progress while placing our third-party Product Support business with a market-leading MRO company that has a proven track record of customer support” said Dan Crowley, TRIUMPH’s chairman, president, and chief executive officer. “By strengthening our balance sheet and focusing on our OEM component, spares and IP-based aftermarket business, TRIUMPH will further improve its capacity to win and profitably grow in the expanding markets we serve.”

Upon completion of the transaction, TRIUMPH will advance in aerospace and its adjacent markets as a value-added and IP-based business consisting of four pure play engineered systems components and aftermarket companies focused on Actuation Products and Services, Systems Electronics and Controls, Geared Solutions and Interiors. With 21 sites and approximately 4,400 employees, over 60% of the Company’s products and services will be based on TRIUMPH intellectual property and 90% supplied on a sole-sourced basis.

The transaction is expected to close in the first quarter of the 2024 calendar year, subject to customary closing conditions, including receipt of certain regulatory approvals. The Company intends to update its outlook during TRIUMPH’s upcoming earnings call in February 2024.

Goldman Sachs is acting as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel on the transaction to TRIUMPH.

About TRIUMPH

TRIUMPH, headquartered in Radnor, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerospace and defense systems and components. The company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.

More information about TRIUMPH can be found on the Company’s website at triumphgroup.com.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com.

Forward Looking Statements

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about financial and operational performance, revenues, earnings per share, cash flow or use, cost savings, operational efficiencies and organizational restructurings and our evaluation of potential adjustments to reported amounts, as described above. Forward-looking statements may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,’’ “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “seek,” “should,” “target,” “will,” or similar expressions and the negatives of those terms. All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Such risks and uncertainties include, without limitation: the inability to consummate the proposed transaction within the anticipated time period, or at all; the risk that the proposed transaction disrupts the Company’s current plans and operations or diverts management’s attention from its ongoing business; and the amount of costs, fees and expenses related to the proposed transaction. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2023.